UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM    10

GENERAL FORM FOR REGISTRATION OF SECURITIES

 (SMALL BUSINESS ISSUERS)

Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

_________

DYNARESOURCE, INC.

(Name of the Small Business Issuer in its charter)

Delaware	94-1589426
(State of incorporation)	(Employer Identification No.)

5215 N. O’Connor Blvd., Suite 200, Irving, Texas	75039
(Address of principal offices)	(Zip Code)

Registrant’s telephone number:   Phone:  (972) 868-9066;  Fax:  (972) 868-9067

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock;  $ .01 Par Value

(Title of Class)

Indicate by a check mark whether the Registrant is a large filer, an accredited filer,  non-accredited filer, or a smaller reporting company. See the definitions of “large accredited filer”, “accredited filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accredited filer

[  ]

Accredited filer

[  ]

Non-accredited filer

[  ]

Smaller reporting company

[X]

May 12, 2008

PART I:

FORWARD LOOKING STATEMENTS.

Many statements made by the Company in this Form 10 contain forward-looking language and information related to the Company.  In general, the Company identifies these forward-looking statements and information through use of terminology such as “shall”, “will”, “may”, “expect”, “intend”, “project”, “estimate”, “believe”, or other similar phrases.  The Company bases these statements and information on its opinions and assumptions, based upon current conditions and information currently available to the Company.  Because these statements reflect the Company’s views regarding current and future events, these statements involve uncertainties and risks.  Realized future performance could differ materially and significantly from these forward-looking statements.  Readers should exercise caution in placing any undue reliance upon any such forward-looking statements.  Taking into account the foregoing, the following are identified as important factors that could cause actual results to differ materially from those expressed in any forward looking statement made by Company, or on Company's behalf.  If any of the following factors occur, our business, financial condition, or results from operations could be materially adversely affected.

ITEM 1.

DESCRIPTION OF BUSINESS.

COMPANY.

DynaResource, Inc., the Company herein, is a Delaware corporation, whose office is located at 5215 N O’Connor Blvd., Suite 200, Irving, Texas 75039. It can be reached by phone at (972) 868-9066 and by Fax at (972) 868-9067.

HISTORY.

The Company was incorporated in the State of California on September 28, 1937, under the name West Coast Mines, Inc. The Company was formed for the purpose of engaging in any lawful business not inconsistent with the laws of the United States. In November 1998, the Company redomiciled its corporate charter from California to Delaware and changed its name to Dynaresource, Inc.

The Company has three subsidiaries in Mexico, DynaResource de Mexico S.A. de C.V. (“DynaMexico”) which is 85% owned, DynaResource Operaciones de San Jose De Gracia S.A. de C.V. (“DynaOperaciones”) which is 100% owned, and acquired effective control of Mineras de DynaResource S.A. de C.V. (formerly Minera Finesterre, S.A. de C.V.) (“MinerasDyna”). DynaMexico is the company that holds the concessions and all assets relating to and including the mining concessions to the San Jose de Gracia mining property. MinerasDyna is its operating company and DynaOperaciones is its personnel company.

The Company’s subsidiary, DynaMexico, owns 100% of the mineral concessions to the San Jose de Gracia mining property located in and around San Jose de Gracia, Sinaloa State, Mexico. San Jose de Gracia is located on the west side of the Sierra Madre mountains, approximately 100 kilometres inland from Guamuchil, Mexico on the west side of Mexico. The property is described in more detail in the Section titled “PROPERTY”.

From 1995 through 2006, approximately $6 million USD was expended by the then owner of the property, including $ 3.5 million in concession payment acquisition and consolidation costs. The other costs included the drilling costs and related expenses from the drilling program in 1997, and the sampling and mapping work in 2000-2001.

A drill program was conducted in 1997 - 1998 by a prior majority owner.  Significant intercepts, including some high grades, outlined Down Dip potential of the Northeast section (150 Meter extent of the Drilling) of the Los Hilos to Tres Amigos Trend.  Surface and underground sampling in 1999 - 2000 confirmed highhigh grades in historic workings and surface exposures throughout the project area.  These high grades outline the presence of ore shoots developed within the veins.  The ore shoots appear to be controlled by dilational jogs and/or vein intersections. A total of 544 samples were collected in 1999-2000, and assayed an average 6.51 grams/ton gold.

The Company spent five years negotiating, purchasing and consolidating the mineral concessions and now own the mineral concessions covering approximately 67 hectares. In 2002, when the gold price was hovering under $300 per ounce, the Company made the decision to start a mining operation in order to extract the precious metals, primarily gold.

In 2002 and 2003, the Company raised approximately $750,000 to buy equipment and for start up expenses of a 150 ton/day capacity mill which produced a gold concentrate from ore processed from the San Pablo area. These funds were raised by granting to the holders a percentage of the revenue stream from production and called Preferred Rights in the financial statements. In 2005, the Company paid approximately $800,000 to the Production interest holders and then purchased their revenue stream in 2006 by issuing 261,581 shares of restricted common stock. DynaMexico now owns 100% of the revenue.

The small scale mining and production activities at San Jose de Gracia consisted of improvements to an existing mill, including the installation of a Gravity / Flotation Recovery Circuit, and initial test runs with tailings were completed in 2002.  Actual mining at the higher grade San Pablo area of the property commenced in March 2003.  The Company reported the following results of production activities through December, 2005:

•

Mined Tonnage reported of 7,500, 13,500, and 17,500; for years 2003, 2004 and 2005 respectively;

•

Average Mined Grades reported of 25 g/t, 25 g/t, and 15 g/t for years 2003, 2004, and 2005 respectively;

•

Production in Ounces Gold Reported of 4,750, 7,500 and 5,000 for years 2003, 2004 and 2005 respectively;

•

Expenses on a Cash Basis of $ 733,626., $ 1,269,047., and $ 1,523,333., for years 2003, 2004, and 2005 respectively;

•

Expenses on an Accrual Basis of $ 733,626., $ 1,305,344., and $ $ 1,485,482., for years 2003, 2004, and 2005 respectively;

•

Revenues on a CASH Basis of $ 1,180,000, $ 2,893,686, and $ 2,099,476, for years 2003, 2004 and 2005 respectively;

•

Revenues on an Accrual Basis of $ 1,543,237, $ 3,259,041, and $ 2,169,609 (less $ 375,110. in Concentrate Losses), for years 2003, 2004, and 2005 respectively;

•

At year End 2005, Approx. 1,300 Oz. (produced in 2005) remained in Inventory for Sale;

•

Costs per Ton reported of $ 97.81, $ 93.92, and $ 87. for years 2003, 2004 and 2005 respectively;

•

Costs per Ounce Gold Produced reported of $ 125, $ 125, and $ 240. for years 2003, 2004 and 2005 respectfully;

(The Company notes the reduced average mined grade in 2005, resulting from geologic faulting at San Pablo, as the reason for higher production costs per Ounce, even while the production costs per ton were reduced during the same period.)

The Company believes this small scale mining works have laid the foundation for the scaling up of production at San Jose de Gracia in the future. The Company further believes that overall production costs can be significantly reduced in a larger scale operation.

As gold prices began to rise in 2005, the Company began searching for additional capital to develop the property since the rate at which it was mining was almost negligible compared to the size of the property. At the end of 2005, the Company started negotiations with Goldgroup Resources, Inc., a Vancouver based junior resource mining company, to sell to Goldgroup a percentage interest in DynaMexico (the subsidiary which owns the mining concessions) for cash to develop the property. This development would be to conduct activities such as drilling and sampling in order to establish a precious metal resource, which would provide a basis for a higher valuation than the value a small mining operation would provide.  In conjunction with this, the Company ceased the mining operations in order to concentrate on the drilling and development of the property. The result of the negotiations with Goldgroup was an Agreement which is outlined below.

MATERIAL AGREEMENT SIGNED TO DEVELOP SAN JOSE DE GRACIA PROPERTY:

On September 1, 2006 the Company signed a “Stock Purchase and Earn In Agreement” (“Earn In”) between:  DynaResource, Inc. (“DynaResource”) and DynaResource de Mexico SA. de CV.  (“DynaMexico”), (“Seller”);  and Goldgroup Resources, Inc., of Vancouver, British Columbia (“Goldgroup”), (“Buyer”), and Together, (“the Parties”).

The Earn In provides for the sale of up to fifty per cent (50%) of the total outstanding shares of DynaMexico, the wholly owned subsidiary of DynaResource, and the owner of the San Jose de Gracia District in northern Sinaloa Mexico (“SJG”);  In exchange for the total cash contributions to DynaMexico, and expenditures related to the development of the SJG, in the amount of Eighteen Million Dollars USD. ($18,000,000.) by Goldgroup; contributed in four (4) Phases, as set forth below:

Phase	On or before	Amount of Funds to be deposited to DynaMexico (For SJG Expenditures)	Interest Earned (by Goldgroup in DynaMexico)	Cumulative Interest Earned (by Goldgroup in DynaMexico)
1.	June 15, 2007	$1,000,000	0%	0%
2.	March 15, 2008	$2,000,000	15%	15%
3.	September 15, 2009	$3,000,000	10%	25%
4.	March 15, 2011	$12,000,000	25%	50%

Pursuant to the Earn In agreement:

•

DynaResource attached the “SJG Title Opinion”, compiled by Urias Romero Y Asociados, Abraham Urias, Mazatlan, Sinaloa, with attachments and schedules; describing the status and position of DynaMexico and Affiliates in Mexico, and confirming the ownership and status of the Mining Concessions comprising the SJG District in Sinaloa, Mexico;

•

DynaResource attached its Audited, Consolidated Financial Statement at December 31, 2005;

•

The Parties agree to a revised setting of the Board of Directors of DynaMexico, to:

a.

Two (2) members of DynaResource; K.D. Diepholz, Chairman / CEO of DynaResource as President; and, Charles E. Smith;  CFO of DynaResource;

b.

One (1) Member of Goldgroup; Keith Piggott, CEO of Goldgroup;

•

A Management Committee is formed to approve budgets and expenditures pursuant to the Earn In.  The setting of the Management Committee is:

a.

Two (2) Members of Goldgroup;  Keith Piggott, CEO of Goldgroup as Chairman;  and, John Sutherland, CFO of Goldgroup;

b.

One (1) Member of DynaResource;  K.D. Diepholz, Chairman / CEO of DynaResource;

c.

Members of the Management Committee may be changed as subsequently agreed;

•

The Parties agree to cooperate to develop the SJG Property, in the best interests of the Project.

As of December 31, 2007, Goldgroup had deposited sufficient funds to complete Phase 1 and Phase 2 of the Agreement, and was transferred 15% of the outstanding common stock of DynaMexico, the holder of the mineral concessions.

Phase I Activity and Results:

Approximately 3,400 Meters drilling was accomplished in 22 Drill Holes (Highlights reported below);  as well as Geochemical sampling and mapping, and data consolidation into Surpac Software.

In addition to the exploration and drilling activity, 3 additional Mining Concessions were Claimed, with Title applications Filed.  At the time that Title of these Concessions is obtained by DynaMexico,  the 3 acquisitions will extend the SJG District by approximately 95,000 Hectares.

Highlights of the Phase I drilling program:

La Purisma area:

Drill Hole (DDH) 07-21: 6 M. of 26.89 g/t., Including 2.1 M. of 75.9 g/t;  extending the La Purisima (between the Anglo and Rosario Mines) Down Dip by approximately 50 Meters;

San Pablo area:

DDH 07-07:  5 M. of 9.25 g/t., Including 2 M. of 25 g/t.;  Extending recent Mining works at San Pablo by approximately 200 Meters South;

DDH 07-08:  3.8 M. of 4.77 g/t., Including 2.3 M. of 7.6 g/t.;  in the vicinity of recent Mining works and Down Dip;

DDH 07-09:  2.1 M. of 7.2 g/t.;  Deeper Zone of 3.15 M. of 8.33 g/t.;  Extending recent Mining works approximately 110 Meters South, and Down Dip; with New Zone in Sediments;

DDH 07-12:  7.1 M. of 6.36 g/t., Including 4.2 M. of 10.33 g/t., Including 1.1 M. of 15.63 g/t.; Including 1.6 M. of 11.292 g/t.;  Extending recent Mining Works approximately 100 Meters Southeast, and Up Dip;

Palos Chinos area:

DDH 07-02:  .75 M. (3/4 of 1. M) of 16.5 g/t.;  Extending Historic Workings approximately 100 Meters South and Down Dip;  and approximately 50 meters south of Prior Drill Hole ’97-63;

DDH 07-16:  4.35 M. of 3.09 g/t., Including 2.15 M. of 5.2 g/t.;  Drilled from Same Location as prior Drill Hole ’97-63;

Approximately 5,450 Meters Drilling was accomplished in 24 Drill Holes in Phase 2 (Highlights reported below):  Previously, in Phase 1, Approximately 3,400 Meters drilling was accomplished in 22 Drill Holes.  Additional activities being conducted are Geochemical sampling and mapping, and data consolidation into Surpac Software (Gemcom).

In addition to the exploration and drilling activity, 3 additional Mining Concessions were Claimed, with Title applications Filed.  At the time that Title of these Concessions is Issued and obtained by DynaMexico, the 3 acquisitions will extend the SJG District by approximately 95,000 Hectares.

Phase 2 Activity and results:

La Purisima area:

Drill Hole (DDH) 07-39 (160 M. East of 07-21;  Vertical Hole);  2.05 M. of 2.479 g/t.;  3.25 M. of 10.89 g/t., including 1.90 M. of 16.675 g/t.;

DDH 07-37 (20 M. East, 70 M. South 0f 07-21;  Vertical Hole);  4.45 M. of 2.99 g/t., Including 2.2 M. of 5.004 g/t.;  Drill Hole Stopped in 5.004 g/t. Mineral;

DDH 07-35 (60 M. East, 180 M. South of 07-21;  Vertical Hole); 2.2 M. of 2.736 g/t.;  1.75 M. of 1.74 g/t;

DDH 07-36 (Same Location as 07-37;  -75 Degree Hole);  1.42 M. of 4.319 g/t.;

DDH 07-40 (60 M. North, 10 M. West of 07-21;  -75 Degree Hole);  .8 M. of 2.43 g/t.;  1.8 M. of 1.68 g/t.;

DDH 07-42  (150 M. North, 10 M. West of 07-21;  Vertical Hole);  1.8 M. of 1.86 g/t.;  2.2 M. of 3.316 g/t.;  1.1 M. of 3.475 g/t.;

San Pablo area:

Drill Hole (DDH) 07-23 (70 M. South of 07-07; - 60 Degree Hole);  1.4 M. of 9.56 g/t., with Copper Credits;

DDH 07-26 (60 M. North, 30 M. East of 07-07;  - 60 Degree Hole);  3.7 M. of 2.38 g/t., with Copper Credits, Including 1.9 M of 4.054 g/t.;  4.1 M. of 16.82 g/t., with Copper Credits, Including 2.2 M. of 34.433 g/t.;

DDH 07-27 (130 M. West of 07-26; Vertical Hole);  6.05 M. of 13.59 g/t., with Copper Credits, Including 1.95 M. of 21.789 g/t., Including 1.8 M. of 17.646 g/t.;

DDH 07-28 (50 M. North of 07-27;  - 60 Degree Hole);  2.3 M. of 4.02 g/t., with Zinc Credits, Including 1.1 M. of 5.4 g/t.;

DDH 07-29 (Same Location as 07-28; Vertical Hole);  1.2 M. of 6.45 g/t., with Copper Credits; 1.7 M. of 25.05 g/t., with Copper Credits;  1.4 M. of 2.43 g/t.;

DDH 07-30 (70 M. South, 20 M. West of 07-27;  Vertical Hole);  1.6 M. of 5.94 g/t., with Copper and Zinc Credits;  .9 M. of 4.26 g/t., with Copper Credits;

DDH 07-31 (Same Location as 07-30;  - 60 Degree Hole);  7.5 M. of 53.98 g/t., with Copper and Zinc Credits;  Including 5.35 M. of 75.695 g/t.;  Including 3.8 M. of 106.570 g/t.;  Including 1.5 M. of 233.613 g/t.;

DDH 07-34 (Same Location as 07-04;  50 M. North, 10 M. East of 07-09/10;  Appears to be North Limit of SP Ore Shoot; Vertical Hole);  2.2 M. of 1.028 g/t.;

The Company has approximately 28 employees. Three employees are corporate officers and work in the United States with the balance being employed in its operation in Sinaloa state, Mexico.

ITEM 1A. RISK FACTORS.

We have recently ceased our mining and milling operations which generated revenue for us to concentrate on exploration and development which generates very little revenue, which could cause us to run out of money.

At the end of 2005, we ceased operations of our mining and milling of ore to concentrate our efforts on exploration and development. Although we are receiving funds for the exploration and development, we still have overhead and other costs which are not reimbursed. Although we had $2,060,665 in cash on hand at the end of 2007, if we experience losses during our exploration and development activities greater than our cash on hand, which we do not expect, we could experience a cash shortfall causing us to raise more money. If that occurs and we are unable to raise funds to meet our obligations, the value of  our common stock may decline.

Our Chairman and CEO owns 100% of the Class B shares which give him the right to elect the majority of the board of directors and therefore he will always have substantial control over our business and may make decisions that are not in the best interest of all stockholders.

K.W. Diepholz, our Chairman and CEO, owns 100% of the Class B stock which allow him to elect the majority of the Board of Directors. As a result, our Chairman and CEO will have the ability to control substantially all the matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. He will also control our management and affairs. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to take control of us, even if the transaction would be beneficial to other stockholders. This in turn could cause the value of our stock to decline.

We may have to raise additional capital which may not be available or may be too costly, which, if we cannot obtain, could cause us to have to cease our operations.

Our capital requirements could be more than our operating income.  Although we have adequate cash on hand for the foreseeable future, it is possible that we do not have sufficient cash to indefinitely sustain operating losses. Our liquidity depends on our ability to raise capital through the sale of common stock or to restart our milling and mining operation. We could seek additional financing through debt or equity offerings. Additional financing may not be available to us, or, if available, may be on terms unacceptable or unfavorable to us. If we need and cannot raise additional funds or if we cannot restart our milling and mining operation and operate at a profit, the value of your investment could decline.

No public market for our common stock currently exists and an active trading market may never materialize, and an investor may not be able to sell their stock.

Prior to this offering, there has been no public market for our common stock. We plan work with a market maker who would then apply to have our securities quoted on the OTC Bulletin Board. In order to be quoted on the OTCBB, we must be sponsored by a participating market maker who would make the application on our behalf; at this time, we are not aware of a market maker who intends to sponsor our securities and make a market in our stock. Assuming we become quoted, an active trading market still may not develop and if an active market does not develop, the market value could decline to a value below the amount investors paid for their stock. Additionally, if the market is not active or illiquid, investors may not be able to sell their securities.

If a public trading market for our common stock materializes, we will be classified as a ‘penny stock’ which has additional requirements in trading the stock, which could cause you not to be able to sell your stock.

The U.S. Securities and Exchange Commission treats stocks of certain companies as a ‘penny stock’. We are not aware of a market maker who intends to make a market in our stock, but should we be cleared to trade, we would be classified as a ‘penny stock’ which makes it harder to trade even if it is traded on an electronic exchange like the over-the-counter bulletin board. These requirements include (i) broker-dealers who sell to customers must have the buyer fill out a questionnaire, and (ii) broker-dealers may decide upon the information given by a prospective buyer whether or not the broker-dealer determines the stock is suitable for their financial position. These rules may adversely affect the ability of both the selling broker-dealer and the buying broker-dealer to trade your securities as well as the purchasers of your securities to sell them in the secondary market. These requirements may cause potential buyers to be eliminated and the market for the common stock you owncould have no effective market to sell into.

Title Matters:

While the Company has investigated title to all mineral claims, and, to the best of its knowledge, title to all properties is in good standing; this should not be construed as a guarantee of title.  The properties may be affected by undetected defects in title, such as the reduction in size of the mineral claims and other third party claims affecting the Company's priority rights. A copy of our title opionion can be viewed on our website at www.dynaresource.com.

The officers of the Company could become involved in other mining properties or companies that in similar lines of business, creating a conflict of interest. If this happens, they may make decisions that are not in the best interest of the shareholders of this Company which could cause the value of your stock to less.

Directors of the Company are or may become directors of other reporting companies, or, have significant shareholdings in other mineral resource companies. To the extent that such other companies may participate in ventures in which the Company may participate, the directors of the Company may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation.  The Company and its directors attempt to minimize such conflicts.  In the event that such a conflict of interest arises at a meeting of the directors of the Company, a director who has such a conflict may be requested to abstain from voting for or against the approval of such a participation. In appropriate cases the Company may establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict. In determining whether or not the Company will participate in a particular program and the interest therein to be acquired by it, the directors will primarily consider the potential benefits to the Company, the degree of risk to which the Company may be exposed and its financial position at that time.  Other than as indicated, the Company has no other procedures or mechanisms to deal with conflicts of interest. It is possible that they make decisions which could adversely affect the price of the Company’s common stock and cause the price to be less than it might have been if the conflict was not there.

The Company operates in an industry where there are significant environmental and regulatory requirements. The inability of the Company to satisfy these requirements could cause the value of your common stock to decline.

The current or future operations of the Company, including acquisition, leasing, and sales activities;  involve mineral properties which require permits from various federal, state and local governmental authorities. Such future operations are and will be governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters.  Companies engaged in the development and operation of mines and related facilities generally experience increased costs, and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. Additional permits and studies, which may include environmental impact studies conducted before permits can be obtained, are necessary prior to operation of properties in which the Company has interests.  Required permits could adversely affect the Company's ability to negotiate agreeable acquisition, lease, or sales terms and therefore adversely affect the price of the Company’s common stock.

ITEM 2.     FINANCIAL INFORMATION.

MANAGEMENT’S DISCUSSION AND PLAN OF OPERATION:

During the next twelve months, the Company will continue to develop its San Jose de Gracia property by drilling additional holes in selected areas of the property. The funds for the development of the property will be contributed by Goldgroup under the Agreement we have with them, and the costs of overhead and other costs will be paid for with the funds the Company has in its account. The Company believes it has sufficient cash on hand to pay expenses for a period well in excess of the nest twelve months.

Revenues and expenses:

The Company operated a mining and milling operation from 2003 through the end of 2005. At the end of 2005, we stopped that operation in order to enter into an Agreement to obtain capital and develop the property through drilling and sampling. We had no revenue in 2007 because we decided to develop the property and stop our small scale production. In 2006, our revenue was $1,647,665 which came from the sale of precious metal concentrate we had in inventory when we shut down our mining and milling operation at the end of 2005. We do not expect any revenues from mining unless we restart the mine, which is not in our short term plans.

Our Cost of Sales expenses in 2006 were $1,190,389 and were costs of personnel and drilling and general development costs of exploration which we had after we shut down our mining and milling operation and entered into our Agreement with Goldgroup. In 2007 all of these expenses of $2,097,378 were for exploration costs, personnel, drilling, sampling, etc. In 2007 we were working on the development of the property under our Agreement with Goldgroup while in 2006, only 4 months were under the exploration development Agreement with Goldgroup, so that is why the amounts escalated so much in the exploration and development category.

Company's operating expenses included two categories, a) depreciation and amortization and b) general and administrative expenses. The first was similar as it was $146,391 in 2007 compared to $147,414 in 2006. The general and administrative was $976,512 compared to $1,591,168. The significant decrease was due to a non cash item of common stock issued for services which equalled $700,132 in 2006 compared to $109,587 in 2007. Without the non-cash expenses relating to issuance of common stock for services, the general and administrative expenses were $686,689 in 2007 compared to $891,036 in 2006. This increase was due to nothing in particular, but just higher costs overall.

Other income and expenses included Interest income of $6,627 compared to $7,159 in 2006; currency translation loss of $7,825 in 2007 compared with $452,543 in 2006; a recovery of provision for income taxes in 2007 of $38,259, which was provided for in 2005; and the expensing of $923,641 of costs associated with the repurchase of the revenue stream described in Item 1. Description of Business.

Our net loss was $(3,183,220) in 2007 compared with a net loss of $(2,650,331), a loss increase of $(532,889). The change is attributed to approximately $1 million of additional exploration costs, a decrease in revenue of approximately $1.65 million and approximately $800,000 less general and administrative expenses.

ITEM 3.     PROPERTIES.

The Company presently maintains its executive offices at 5215 N. O’Connor Blvd., Suite 200, Irving, Texas 75039, at a rate of $4,500.00 per month, plus utilized services. The Company is on a month to month lease.

DynaMexico owns the mineral concessions for the San Jose de Gracia property in Sinaloa State, Mexico, which at this time is the only property the Company has an interest in.

MINERAL PROPERTIES – SAN JOSE DE GRACIA:

DynaMexico, the Company’s 85% owned subsidiary, owns the San Jose de Gracia mineral concessions comprised of 36 concessions covering approximately 67 hectares. The concessions are held 100% by DynaMexico with no royalty or other interests clouding them.

The property is located in and around San Jose de Gracia, Sinaloa State, Mexico which is approximately 100 km northeast of Guamuchil, on the west side of Mexico. San Jose de Gracia has a small airstrip and can be accessed by a small airplane, or alternatively, by a dirt mountain road. There are roads on the property of approximately 67 hectares which are accessible throughout the year, with the possible exception of June and July when the rainy season sometimes causes flooding and runoff to make the roads too muddy to navigate.

There are 36 mineral concession comprising 66.98 hectares. Each concession has annual filings due for assessment work and semi-annual concession taxes due. The taxes for the concessions we hold totaled approximately $70,000 in 2007. We have a title opinion issued by our Mexican attorney, Urias Romero Associates, S.A. de C.V. which includes certified copies of the concessions issued by the federal government of Mexico. As long as we file our annual assessments and pay the taxes, the concession belong to DynaMexico.

Production at San José de Gracia dates from the 1800’s and totals approximately one million ounces of gold mined from high-grade quartz veins.  Large-scale mining in the camp began in 1870 and ended in 1910 with the onset of the Mexican Revolution.  The majority of the production came from the Anglo, Rosario and La Cruz Mines on the Purisima Ridge trend, and from the La Prieta Mine on the La Prieta trend (Table 1 and Fig. 2).  The remainder of the production was derived from as many as 60 smaller mines throughout the 12 square kilometer area, including the Palos Chinos, San Pablo, Tres Amigos, La Ceceña, Los Hilos, Sta. Rosa, Veta Tierra, La Union, Sta. Eduwiges, Mochemara and La Parilla Mines.

Recent work at San José de Gracia indicates that these small workings represent ore shoots along a series of mineralized trends, with individual strike lengths often in excess of one kilometer.

Historical production at San José de Gracia is reported to be approximately one million ounces of gold, with the majority of the production from bonanza grades at two of the six main mineralized trends (La Purisima and La Prieta).  Large-scale mining ceased in 1910 with the onset of the Mexican Revolution and the flooding of the mines to prevent the Division del Norte (Pancho Villa) forces from securing a source of revenue from the mines.  Subsequent to the revolution, mining never attained pre-revolution levels due to the inability of the Mexican government to rehabilitate the mines and to secure an inexpensive fuel source.  The construction of a road to the area in the 1970’s allowed small-scale mining to resume at San José de Gracia, by which time the camp was controlled by a large number of small landowners. In or around 2002, the Company completed the acquisition and consolidation of the entire San José de Gracia project area (comprising 33 concessions over an approximate 100 square kilometer area).  DynaResource currently owns 100 % of the San José de Gracia Project with no underlying royalties.  There are minor liabilities existing on 2 of the concessions which become due at the completion of the re-registration of the 2 concessions to DynaResource.

Following the Mexican Revolution, mining did not resume on a large scale for a number of reasons, including flooding of the mines by the Mexican Government in order to prevent the Division del Norte (Pancho Villa) forces from accessing the mines, a lack of road access which made the camp relatively inaccessible, a lack of a cheap local fuel source due to deforestation of the area and later a fractionated land package which detoured interest from large mining companies.  A road to San José de Gracia was completed in the mid 1970’s, which provided for small scale mining to be conducted at several locations throughout the camp.  The death of the major property owner in 1994 allowed for initial land consolidation efforts to progress.  During the 1990’s portions of the property were explored by Peñoles and later by Consolidated Samarkand Resources Inc. and Golden Hemlock Explorations Ltd. (“Hemlock”).  Recent consolidation of the land package by DynaResource has allowed camp-scale exploration to proceed.

Regional Geology & Mineral Deposits

San José de Gracia lies within the Sierra Madre Occidental Gold-Silver Belt, in a second-order graben directly east of the regional-scale Grete Graben.  The basement to the Sierra Madre Occidental consists of deformed Paleozoic sedimentary strata, which are unconformably overlain by Tertiary mafic to felsic volcanic and volcaniclastic strata known as the Lower Volcanic Series (“LVS”).  Strata of the LVS are recognized as being spatially related to gold and silver mineralization in the region.  Volcanic and sedimentary strata are capped by a thick sequence of undeformed Late Tertiary ignimbrites, known as the Upper Volcanic Series (“UVS”).

The Sierra Madre Occidental Gold-Silver Belt is host to a number of major epithermal precious metal camps, including the San Dimas and Batopilas Districts.  The San Dimas District, located some 220 kilometers southeast of San José de Gracia, has produced in excess of 9.65 million ounces of gold and 400 million ounces of silver from high-grade, structurally hosted veins, including those at the world class Tayoltita Mine (Fig 1.).  In contrast, the Batopilas district, located some 100 kilometers east of San José de Gracia, has historic production of more than 5.4 million ounces of silver from high-grade veins.  The recent discovery of low grade, bulk mineable gold mineralization at El Sauzal (3.2 million ounces of gold in reserves) has highlighted the previously unrecognized gold potential of this area (Fig. 1).

Property Geology

The oldest rocks exposed at San José de Gracia are deformed Paleozoic shale, sandstone, conglomerate and minor limestone, which are unconformably overlain by andesite and rhyodacite flows and tuffs of the LVS.  Volcanic and sedimentary strata are cut by quartz-feldspar porphyry, porphyritic diorite bodies and fine-grained mafic dykes, which may be cotemporal with the LVS.  Ignimbrites of the UVS are exposed at higher elevations on the property and are thought to act as a post mineralization cap rock, thereby indicating an Early to Mid Tertiary (Paleocene to Eocene) age for gold mineralization at San José de Gracia.

Geologic Structure

Detailed mapping within the project area has defined several stages of deformation, beginning with compression during the Laramide Orogeny which affected the Paleozoic basement and formed flat-lying reverse faults, which have been reactivated as conduits for gold-bearing fluids in the La Prieta trend (Table 2).  Extension in Tertiary time lead to the development of second order south, southwest and southeast trending structures, which formed the major structural orientations for mineralization at San José de Gracia.  The latest phase of deformation is characterized by late-stage extension and southwest tilting.

Table .  Stages and timing of deformation and relationship to mineralization at San José de Gracia.

Deformational Event	Timing	Structural orientation	Relationship to Mineralization
Compression (Laramide Orogeny)	Early Tertiary (predates LVS & UVS volcanism)	NW-trending folds & thrust faults	Mineralization has formed flat-lying zones along reactivated thrust faults (La Prieta)
Extension (Grete Graben)	Tertiary (synchronous with UVS volcanism)	SW, S & SE striking extensional faults	Principal host to mineralization
Late Extension	Postdates all volcanism and mineralization	NW and E-W striking extensional faults Southwest tilting	Post-mineralization

Mineralization & Alteration

High grade gold mineralization at San José de Gracia is hosted within andesite and rhyodacite of the LVS and underlying Paleozoic sediments as fault breccia veins and crackle breccias that exhibit multiple stages of reactivation and fluid flow, as evidenced by crustiform/colloform textures and cross cutting veins.  Locally, veins exhibit sharp, clay gouge hangingwall and footwall contacts with slickensides, indicating reactivation of structurally-hosted veins subsequent to mineralization.  Gold grades can also be carried within the mineralized halo adjacent to the principal veins as quartz-chlorite stockwork.  In addition to vein-hosted mineralization, broad zones of unmineralized clay alteration, developed southwest of the main mineralized trends, may overlie lower-grade, disseminated gold mineralization at depth.

Alteration at San José de Gracia is laterally and vertically zoned from discrete zones of silicification to broad zones of illite to clay alteration with increasing elevation and/or distance from the main feeder structures.  Faulting and tilting of the mineralization system has affected the surface distribution of alteration and in general has exposed deeper portions of the system in the northeast and exposed shallower, more distal portions of the hydrothermal system in the southwest part of the property.

Six principal mineralized trends have been identified at San José de Gracia (Table 3), from south to north these consist of the:

1.

Purisima Ridge trend,

2.

Palos Chinos trend,

3.

La Parilla to Veta Tierra trend,

4.

San Pablo trend,

5.

La Prieta trend, and

6.

Los Hilos to Tres Amigos trend.

Table .  Target type and characteristics of the main mineralized trends at San José de Gracia.

Trend	Target Type & Characteristics	Recent Results & Past Production
La Purisima (Anglo, Rosario & La Cruz Mines)	- High-grade gold veins, mining interrupted with the onset of the Mexican Revolution in 1910 - Three main ore zones developed within dilational jogs and at vein intersections	• Past production of approximately 470,000 oz gold at an average grade of 66.7 g/t gold • Recent sampling has returned 52 g/t gold over 0.6 m
Palos Chinos (Palos Chinos & Tajo Verde Mines)	- High-grade S striking, W dipping vein with SW plunging ore shoots defined by dilational jogs in vein

•

Old workings 270 m along strike & 70 m down dip

•

Vein average: 12.7 g/t gold over 1.3 m, with grades up to 92.5 g/t gold over 0.7 m

•

Transect from Palos Chinos vein through stockwork mineralization to subparallel hangingwall vein grades 7.4 g/t gold over 7.6 m, including 13.4 g/t over 3.4 m

La Parilla to Veta Tierra (Veta Tierra, Sta. Eduwiges, La Union, La Mochemara & La Parilla Mines)

- 5 SW striking, W dipping high-grade gold veins in 150 meter wide zone (600 meter strike length, open in both directions)

- Zone cut by S striking, W dipping veins

- Located within a structural corridor which may link La Purisima and La Prieta trends

•

Combined, the veins average 10.6 g/t gold over 0.86 m

•

Santa Eduwiges underground averages 20 g/t gold over 0.7 m

•

La Union West underground averages 17.7 g/t gold over 1.6 m

•

Multi gram gold values in float at SW & NE ends of surface exposures mapped to date

•

32.9 g/t gold over 1.3 m from SW-S vein intersection

San Pablo (San Pablo Mine)	- Two subparallel veins, ore shoot defined by vein intersections - Stockwork mineralization in footwall points to bulk mineable potential

•

Quartz-rich, sub-vertical vein averages 28.3 g/t gold over 0.85 m, with grades of up to 91.7 g/t gold over 0.6 m in ore shoot

•

Stockwork mineralization in footwall cross cut yielded 8.7 g/t gold over 10 m

La Prieta (La Prieta Mine)	- High-grade (>30 g/t based on past production) flat zone which may have formed between parallel SW striking veins	• Past production of approximately 215,000 oz gold at an average grade of 27.6 g/t gold • Preliminary mapping & sampling yields gold values up to 48.84 g/t
Los Hilos to Tres Amigos (Tres Amigos, West Tres Amigos, La Ceceña, Tepehauje, Los Hilos + Sta. Rosa Mines)

- SW striking, W dipping high-grade vein with minimum 1.4 km strike length

- variation in vein chemistry along the strike extent, from sulphide-rich at Tres Amigos to low sulphide, carbonate-rich vein with bonanza grades around Los Hilos

•

Small mines (Tres Amigos, La Ceceña, Los Hilos + Sta. Rosa) developed intermittently along the trace of the vein, mining often halted at the intersection of W or NW trending faults with right lateral offset

•

Los Hilos to La Ceceña area: surface work traced a low sulphide vein with up to 104 g/t gold

•

Vein average at Tres Amigos (based on 1997 drilling) of 5.9 g/t gold over 2.6 m.  Significance of cross structure (Orange Tree trend: 23 g/t gold over 1.6 m in DDH & 210 g/t at surface) not fully evaluated

In addition to these main mineralized trends, widespread alteration zones, with the potential to host disseminated gold mineralization are exposed at surface along Purisima Ridge and to the southwest in the Argyllic Zone.  Regional silt sampling in a 1 by 2 kilometer area northeast of the principal mineralized trends has identified several new anomalies in the Northeast Target Area which warrant follow up work (Fig. 2).  The principal characteristics of each of these trends, along with historical information and results of surface and underground work conducted between November, 1999 and May, 2000 are summarized below.  A more complete review of the data is provided in Kaip et al. (2000) and Kaip and Childe (2000).

La Purisima Trend (Anglo, Rosario & La Cruz Mines)

The La Purisima trend represents the area of greatest past production at San José de Gracia.  Prior to termination of mining activities by the Mexican Revolution, approximately 471,000 million ounces of gold was produced from oxidized, high-grade (66.7 g/t average) quartz veins in the Anglo, Rosario and La Cruz orebodies on Purisima Ridge (Fig. 5).  Compilation of historic data has outlined the dimensions of the mined portions of the Purisima Ridge ore bodies and can be used to plan future exploration on the La Purisima trend and to demonstrate the potential for the other main mineralized trends on the property, which have undergone considerably less historic development.

Figure 1.  Geology and areas of past production on the La Purisima trend.

Mining of the La Purisima trend exploited a southeast striking, moderately (45-50º) southwest dipping quartz vein system along a 1.25 kilometer strike length and 400 meters down dip (250 meters vertical extent).  A 400 meter down dip extent is approaching the upper limit for gold deposition in epithermal vein systems and is comparable to that of world class epithermal gold deposits such as El Peñon in Chile

(up to 275 meters down dip), Emperor in Fiji (up to 700 meters down dip) and Tayoltita in Mexico (up to 600 meters down dip).  Based on the spacing of ore bodies along the La Purisima trend, it appears that the mines were exploiting high grade, southeast plunging ore shoots that developed at regular intervals along the trend of the vein system.  The orientation of workings in the Anglo suggests that this ore body may have formed at the intersection of southeast and southwest trending vein systems, with the southwest trending veins extending towards mineralization of the La Parilla to Veta Tierra trend (Fig. 5, 5A).

Figure 5 A.   Exploration Potential at La Purisima. Mined Areas of the La Purisima and Palos Chinos Trends (outlined in Pink).   Exploration Potential for the La Purisima Trend (outlined in Blue).

800,000 Oz. Au., Projected in 50 Meters Down Dip at La Purisima, assuming Grade and Width comparable to Historical Data).  Surface trace of Palos Chinos over 500 Meters South (indicated by Red Line);  open Down Dip.

Palos Chinos Trend (Palos Chinos & Tajo Verde Mines)

The Palos Chinos trend consists of the south striking, moderately west dipping quartz-chlorite-sulphide (or oxide) Palos Chinos fault breccia vein, as well as several hangingwall veins, which were previously mined over a 270 meters strike length and 70 meters down dip.  A single hole drilled beneath the old workings by Hemlock in 1997 (SJG97-63) intercepted the Palos Chinos vein 100 meters down dip from the deepest workings, extending the known down dip extent of this mineralized trend to 180 meters.  Preliminary surface work conducted by DynaResource and limited drilling (SJG97-55) by Hemlock indicates that Palos Chinos trend continues for at least 500 meters to the south, thereby increasing the minimum strike length of the Palos Chinos trend to 800 meters. To the north, the vein is truncated by a northwest striking fault with apparent right lateral displacement.  Work has not yet begun to trace the northern continuation of the Palos Chinos trend.

Work in 1999-2000 focused on mapping and sampling the Palos Chinos workings on all levels.  This work demonstrated that the mined out area of the Palos Chinos vein averages 1 to 1.5 meters in width and dips 60-80º to the west (Fig. 6).  However, ore shoots are developed along the trend and are characterized by:

The Palos Chinos vein itself.

•

A change in orientation, from south to southeast striking,

•

shallowing of the dip to 35-40º,

•

thickening to widths of 2 to 4 meters,

•

an increase in the width and intensity of chlorite stockwork adjacent to the vein, and

•

an increase in gold grade.

A total of 81 samples from the Palos Chinos vein were collected in 1999-2000 from the back and pillars.  Resulting highlights include:

•

an average grade of 12.7 g/t Au over 1.3 meters for all 81 samples collected,

•

individual samples with up to 92.5 g/t Au over 0.7 m, and;

•

an ore shoot sample transect averaging 7.6 g/t Au.over 7.6 meters, including 13.4 g/t Au over 3.4 meters in the Palos Chinos vein itself.

Figure 2. Palos Chinos underground workings showing a mined width in excess of 2 meters.

La Parilla to Veta Tierra Trend (Veta Tierra, Sta. Eduwiges, La Union, La Mochemara & La Parilla Mines)

The La Parilla to Veta Tierra trend comprises five southwest striking, moderate to steeply northwest dipping veins that have been traced over a strike length of 600 meters.  The veins are exposed on surface by numerous old pits and dumps and by more recent underground workings including, from southwest to northeast, the La Parilla, La Mochemara, Sta. Eduwiges, La Union and Veta Tierra Mines, all of which exhibit small-scale past production.  To the southwest, the La Parilla to Veta Tierra trend intersects the La Purisima trend in the region of the Anglo Mine (Figs. 4 & 5).  Review of historical plans in the Anglo area indicate that in addition to south striking, west dipping veins, mining also exploited southwest striking veins that are likely the continuation of the La Parilla to Veta Tierra trend.  Northeast of Veta Tierra, the trend is open towards the La Prieta trend and may form the southwestern continuation of the La Prieta trend.   Currently, the La Parilla to Veta Tierra trend exhibits excellent along strike potential between two main areas of past production (La Purisima – 470,000 oz. Au and La Prieta – 215,000 oz. Au).  Work to date on the Parilla to Veta Tierra trend has demonstrated potentially economic gold mineralization within all five veins.  Sample highlights from the underground workings along the La Parilla to Veta Tierra trend include:

•

An average grade of 17.7 g/t Au over an average vein width of 1.6 meters from the La Union West vein.

•

An average grade of 20.0 g/t Au over an average vein width of 0.7 meters from the Santa Eduwiges vein

Of the 94 vein samples collected from surface and underground along the Parilla to Veta Tierra trend in 1999-2000, the veins average 10.6 g/t Au over an average vein width of 0.86 meters.

Alteration and boiling textures within veins near the Veta Tierra Mine suggest that the current level of exposure of the La Parilla to Veta Tierra Trend is near the top of the mineralizing system.  If this interpretation proves to be correct, the La Parilla to Veta Tierra trend hosts significant exploration potential below the current level of exposure.  Down dip continuity of the veins within the La Parilla to Veta Tierra trend has been confirmed by two phases of drilling completed by Peñoles in 1992 and by Hemlock in 1997.  In addition to down dip potential, the vein system is interpreted to coalesce at deeper levels into a central feeder vein, which is likely to host significant gold mineralization through increased vein widths and the development of structurally controlled ore shoots.

San Pablo Trend (San Pablo Mine)

The San Pablo Mine, located in the central part of the project area, lies north of the La Parilla to Veta Tierra trend and south of the Los Hilos to Tres Amigos trend.  San Pablo is a relatively recent discovery at San José de Gracia, with the majority of mining occurring during the 1980’s.  With the exception of a single outcrop near one of the portals, the San Pablo vein system is exposed only within underground workings for 135 meters along strike and over a vertical extent of 35 meters.  The San Pablo trend consists of two southwest striking breccia veins, namely a sub-vertical chlorite-rich breccia vein, and a moderately dipping quartz-rich fault breccia vein; the intersection of the two veins forms a southwest plunging ore shoot.

Sampling of the two veins shows a direct correlation between gold grades and sulphide intensity in the San Pablo trend.  To date, the sub-vertical chlorite-rich breccia vein exhibits the greatest continuity of gold mineralization along strike.  Of the twenty-three samples collected, the vein averages 28.3 g/t Au over 0.85 meters.  Where the two veins intersect a moderately southwest dipping ore shoot is developed and corresponds with an increase in vein widths and gold grade, as well as the development of stockwork mineralization adjacent to the veins.  Sampling of footwall mineralization adjacent to the ore shoot has yielded 8.7 g/t Au over 10 meters and 5.4 g/t Au over 10 meters (true widths).

To the northeast, the San Pablo vein system is cut by a west striking, north dipping fault exposed in the underground workings.  A lack of old workings on the north side of this faults suggests that no attempt has been made to trace the San Pablo vein system in this area.  Similarly, the San Pablo trend appears to be unexplored to the southwest, suggesting that the trend is open along strike, as well as at depth below current workings.

La Prieta Trend (La Prieta Mine)

The La Prieta area is reported to have produced approximately 215,000 ounces of gold at an average grade of 28 g/t Au, during the period from 1895 to 1910.  Mineralization is hosted within a southwest striking, moderately northwest dipping fault breccia vein, and a flat-lying zone between two moderately northwest dipping veins. The flat-zone gently plunges to the north and exploits a pre-existing thrust fault.  From the underground workings the flat-zone measures in excess of 100 x 50 meters and averages between 1.5 and 2 meters in width (Fig. 7).  Exploration at San José de Gracia has only recently begun to evaluate the exploration potential of the La Prieta trend.  Preliminary sampling of the underground workings has returned up to 48.84 g/t Au over 1.6 meters from moderate dipping veins.  Maps of the San José de Gracia area show a series of old mines and workings located along strike and to the northeast of the La Prieta mine.  These workings are interpreted to form the northeast continuation of the La Prieta Trend.

Figure 3.  View of stoped areas in the La Prieta flat zone.

Los Hilos to Tres Amigos Trend (Tres Amigos, West Tres Amigos, La Ceceña, Tepehauje, Los Hilos & Sta. Rosa Mines)

The Los Hilos to Tres Amigos trend is a southwest striking, moderately northwest dipping vein system.  This vein system is exposed in a series of small workings over a 1.4 kilometer strike length and includes, from northeast to southwest, the Tres Amigos, Tres Amigos West, La Ceceña, Los Hilos Mines and probably also the Sta. Rosa Mine.  Workings along this trend include some of the oldest in the San José de Gracia camp and with the exception of the recently mined Tres Amigos and Tres Amigos West, are largely inaccessible.  Plans and sections indicate that individual mines on this trend were typically mined for 50 to 100 meters strike length and 25 to 50 meters down dip, with mining along strike often terminated by faults.  Detailed mapping on surface and in the Tres Amigos and Tres Amigos West undergrounds in 1999-2000 indicates that mineralization in this area represents a single mineralized trend of over 1.4 kilometers strike length, cut by west and northwest trending faults with relatively minor offset.

The geochemical signature of the Los Hilos to Tres Amigos trend shows significant lateral variation, from a gold-rich quartz-carbonate, low sulphide vein in the Los Hilos area to a polymetallic, sulphide-rich quartz vein at Tres Amigos.  The Tres Amigos area was a main target area in Hemlock’s 1997 drill program (3,122 meters in 26 DDH).  This work demonstrated that at Tres Amigos the vein averages 6.0 g/t Au over 2.6 meters, and that ore shoots are developed within zones of flattening.  Recent reinterpretation suggests that cross structures, such as the southeast striking, southwest dipping Orange Tree vein (210 g/t Au over 0.4 meters from surface) may be important in the development of ore shoots in this area.  Further south in the Los Hilos area, samples of low sulphide quartz-carbonate vein material from surface and the Los Hilos Portal have yielded grades of up to 104 g/t Au.

Argyllic Zone

The Argyllic Zone is an approximately 400 by 500 meter zone of strong to intense argillic alteration located south-southwest of Purisima Ridge (Fig. 2).  This area was outside the scope of recent exploration however, future work in this area will focus on assessing the potential for disseminated gold mineralization within this broad alteration zone.

Northeast Target Area

The 1999-2000 Exploration Program by DynaResource included a reconnaissance stream sediment survey conducted over a 1 by 2 kilometer area, east to northeast of the zones of known mineralization discussed above.  A total 38 silt samples were collected in this study, of which 17 contained gold concentrations in excess 300 ppb and six contained gold concentrations in excess of 1,000 ppb.  Some of the highly anomalous (>1000 ppb gold) values may reflect outlying areas of “rediscovered” historic workings, perhaps along the La Prieta trend, which have yet to be mapped and sampled, whereas others represent new anomalies which warrant follow up work.

ON-SITE MILL AND EQUIPMENT

There is a mill on the property which we operated from 2003 through 2005. For the results of that mining and milling operation see Item 1. DESCRIPTION OF BUSINESS. The mill is capable of processing ore at the rate of 150 tons per day although, because we shut the mill down in order to concentrate on drilling activities, we don’t foresee using the mill again. However, in order to restart the milling process, we believe some of the equipment would have to be replaced. When we mined, we chose to take ore from the San Pablo area where we felt confident there was reasonably high grade ore veins. This turned out to be true and we operated an underground mine where we followed the veins and extracted the higher grade ores, typically using a cutoff grade of 10 grams per ton. There is no power to the property so the mill was run exclusively from power from a diesel generator.

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ITEM 4.     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND   MANAGEMENT.

The following table sets forth the amount and nature of beneficial ownership of each of the executive officers and directors of the Company and each person known to be a beneficial owner of more than five percent of the issued and outstanding shares of the Company as of March 31, 2008.  The following table sets forth the information based on 8,276,824 common shares issued and outstanding as of March 31, 2008:

Beneficial Owner	Common Shares	Percent Ownership

K.W. Diepholz	1,437,500	17.37%

Charles Smith	218,750	2.64%

Melvin E. Tidwell	69,079	0.83%

Bradley J. Saulter	86,833	1.05%

Dale Langenderfer	446,670	5.40%

All Officers, Directors And Beneficial owners as a Group (5 Persons)	2,258,832	27.29%

The officers and directors and those 5% beneficial owners held the following options as of March 31, 2008:

Common stock options:

Strike

# of options

price

Expiration

K.W. Diepholz

250,000

$2.50

11/15/2009

Charles Smith

  50,000

$2.50

11/15/2009

Bradley J. Saulter

  50,000

$2.50

11/15/2009

Dale Langenderfer

175,000

$2.50

11/15/2009

None of the foregoing have any right to acquire additional shares of the Company.  There is no existing arrangement, which may result in a change in control of the Company.

ITEM 5.     DIRECTORS AND EXECUTIVE OFFICERS.

The following table lists the names and ages of the executive officers, directors and key consultants of the Company.  The directors will continue to serve until the next annual shareholders meeting, or until their successors are elected and qualified. All officers serve at the discretion of the President, Chairman of the Board of Directors, and members of the Board of Directors.

Name	Age	Position	Held Since
K. W. Diepholz 1303 Regency Court Southlake, Texas 76092	44	Chairman of The Board CEO, President, Treasurer	May 1995 May 1997

Charles Smith 404 Country Ridge Rockwall, Texas 75087	50	Director	May 2005

Melvin E. Tidwell 4804 Picadilly Place Tyler, Texas 75703	63	Director	May 1994

Brad J. Saulter 7618 Straits Lane Rowlett, Texas 75088	47	Vice President – Investor Relations	May 1998

K.W. Diepholz - Graduated Lake Land College, Southern Illinois University; Communications and Business Emphasis; Regional Director - Fidelity Union Insurance and Investment, Dallas, Texas (1980 -1983); President - KWD Properties Corporation, Mattoon, Illinois (1983 - 1989); a privately-held Oil & Gas Exploration and Development Company involved in all phases of The Oil & Gas Business, and Various Types of Partnerships; Vice President - American Investment Retirement Corporation, Phoenix, Arizona (1990 - 1991), Involved in Program Structuring for Pension Accounts;  Vice President - Ideal Securities, Inc., Dallas, Texas (1992);  Program Structuring and Marketing Management;  President - DP Phoenix, a Real Estate Investment Company, Phoenix, Arizona (1991 -1992);  Investment Program Structuring, Real Estate Acquisitions, General Management;   Director:  Farm Partners, Inc., Dallas, Texas (1992 - Present);  General Management of this General Partner to Precious Metals Limited Partnership;  DP Group Ltd., Dallas, Texas (1993 - Present);  President of this independent Marketing firm;  Dynacap Group Ltd., Dallas, Texas (1992 - Present);  President of this Consulting and Management firm, directing the management of certain Limited Liability Investment Companies;  DynaResource, Inc. (f/k/a: West Coast Mines, Inc.), Dallas, Texas (1994 - Present);  Chairman, President, Treasurer, and Director. Special skills in the areas of Business Development, Project Planning, Corporate Financing, Acquisition Analysis, Investment Program Interpretation and Structuring.

Charles Smith.     Mr. Smith graduated from Boston University, Boston, Massachusetts in 1979 and since that time has been a Certified Public Accountant involved in all phases of business including audit and tax matters. He is a consultant to various companies.  Mr. Smith’s business affiliations the past five years follow:  Chief Financial Officer of Dynaresource, Inc. – May 2005 to present. Chairman - Dynacap Group, Ltd. - a consulting and management firm - 1992 to the present. Sole proprietor as a Certified Public Accountant - 1983 to the present. Sole officer and Director - MC Cambridge, Inc. - a financial consulting firm - 1997 to present.

Melvin E. Tidwell, P.E. - Professional Engineer, registered in California in 1977; Control Systems

Engineer; Instrument Engineer on over 80 Projects Worldwide; Instrument Startup Engineer on over 50 Projects Worldwide; Affiliated / Associated with following Companies over the past 25 years: Weyerhaeuser Company, Howe-Baker Engineers, LaGloria Oil & Gas Co., IWATANI Electronics (Japan), EQM (Mexico), Kyodo Oxygen Co., Ltd. (Japan), Chin Yang Fine Chemical Co. (South Korea), Hankuk Glass Mfg. Co. (South Korea), Hunt Oil Co., Liquid Carbonics Co., Celanese Mexicana (Mexico), Grain Power Tucumcari Ltd., Jetco Chemical Inc., Claiborne Gasoline Co., Conoco, Chevron, Metano Gas (now Exxon), Union Oil, Texaco Angola, Petrofac, Alfurat (Syrian Oil Co.), Arco, Chevron / Placer Cego, Tidwell & Associates;  with  Engineering / Management Experience in the following Project Areas:  Startup & Engineering - $ 160 Million Linerboard Paper Mill; Chief Instrument Engineer - chemical division;  DEA Gas Treating & Sulfur Recovery Plant;  One Part / million H2 Plant;  Startup Hydrogen Plants;  H2 / CO Cosorb Plant;  Startup H2 / CO synthesis Gas Plant & Cold Box;  Startup Ethanol Plant;  Specialities Chemicals Expansion - Foxboro 200 instruments;  Startup & Calibration 75,000 BPD Crude Distillation Facility;  Instrument Engineer - 1st Oxygen Enrichment Cope Unit;  Instrument Engineer, Startup & checkout - 30 TPD Selectox SRU;  Instrument Engineer - Offshore Oil & Gas Production Facility;  Lead Instrument Engineer - 60,000 BPD Oil Production Facility;  Instrument Checkout, Calibration, and Inspection prior to startup - Selectox Sulfur Units (Honeywell TDC 3000 DCS) (Foxboro 760 Electronics Controllers);  Startup Amine Plant and Sulfur Plant, and System Engineering (Foxboro and Westinghouse PLC);  Instrument Engineer, Field Startup and Checkout - CCR, HDS, MTBE, Hydrogen and Cryogenic Plants.  Founder, President - Tidwell & Associates, an private engineering consulting Firm (1993 to Present); Director – DynaResource, Inc. (f/k/a: West Coast Mines, Inc.), Dallas, (1994 to present).

Brad J. Saulter - Attended University of Texas, Austin, Texas; Marketing Department of Metagram, Inc., a Dallas National Marketing Company; Regional Manager for Lugar, Lynch, & Associates, A Dallas Financial Services Company, Involved in Sales & Marketing of Various Investment Products; Independent Marketing Consultant; Series 22 & 63 Securities License; Vice President / Marketing - Dynacap Group Ltd. (1992 - Present); Director: Farm Partners, Inc. (1992 - Present), Vice President – Investor Relations - DynaResource, Inc., Dallas, Texas (1995 to present).

To the knowledge of the Company, no present or former director, executive officer, or person nominated to become a director or executive of the Company, or consultants to the Company has ever:

1.)

Filed a bankruptcy petition by or against any business of which such person was a general partner or executive officer whether at the time of the bankruptcy or with two years prior to that time;

2.)

Had any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.)

Been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

4.)

Been found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed suspended or vacated.

ITEM 6.     EXECUTIVE COMPENSATION.

The following officers received the following compensation for the years ended December 31, 2006 and 2007. These officers do not have employment contracts with the company.

     Name of Person

Capacity in which he served

  Aggregate

Receiving compensation

   to receive remuneration

remuneration

K.W. Diepholz

CEO, President

2007 - $150,000

CEO, President

2006 - $150,000

Charles Smith

CFO/Secretary

2007 - $  24,000

CEO/President

2006 - $  24,000

Bradley Saulter

VP – Investor relations

2007 - $  60,000

VP – Investor relations

2006 - $  53,750

As of the date of this offering, our sole officer is our only employee. We have no plans to pay remuneration to any other officer in or associated with our company. When we have funds and/or revenue, our board of directors will determine any other remuneration at that time.

ITEM 7.     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

The Company has issued shares of its common stock for services to Dynacap Group Ltd., a private consulting firm.   Mr. K.W. Diepholz - Chairman and CEO of the Company and Mr. Charles Smith, Chief Financial Officer, are the Managers of Dynacap Group, Ltd.

The Company has issued shares for services, and cash compensation as follows, to related parties or officers during the years ended December 31, 2006 and 2007:

In 2006, the Company paid $140,360 to Dynacap Group, Ltd. for consulting and other fees.

In 2007, the Company paid $182,738 to Dynacap Group, Ltd. (an entity managed by Officers of the Company) for consulting and other fees.

In addition, the Company did not issue any common stock to its officers or directors for services in 2006 or 2007.

The Company is not aware of any other material relationships or related transactions between the Company and any officers, directors or holders of more than five percent of any class of outstanding securities of the issuer.

ITEM 8.     LEGAL PROCEEDINGS.

We are not involved in any legal proceedings.

ITEM 9.

MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S COMMON EQUITY AND RELATED MATTERS.

The Company is organized under the laws of Delaware, and its common stock is traded on the “pink sheets” under the symbol " DYNR".  The following table sets forth, for the periods indicated, the high and low bid quotations which set forth reflect inter-dealer prices, without retail mark-up or mark-down and without commissions; and may not reflect actual transactions.  No cash dividends on the Company common stock have been declared or paid since the Company's inception and no dividends are anticipated in the future. The Company had approximately 550 shareholders at March 31, 2008.

Calendar Quarter Ending

High

Low

March 31, 2006

0.25

 0.25

June 30, 2006

0.25

 0.05

September 30, 2006

0.05

 0.05

December 31, 2006

0.06

 0.05

March 31, 2007

0.05

 0.25

June 30, 2007

2.05

 1.50

September 30, 2007

3.60

 2.40

December 31, 2007

2.90

 2.60

ITEM 10.   RECENT SALES OF UNREGISTERED SECURITIES.

·

In 2006, the Company issued 240,915 shares of common stock for cash for a total of $722,882, mostly to current shareholders of the Company.

·

In 2006, the Company issued 350,066 shares of common stock for services valued at $700,132 to unrelated consultants.

·

In 2006, the Company issued 50,275 shares of common stock for the conversion of $118,825 of promissory notes plus accrued interest.

·

In 2006, the Company issued 261,581 shares of common stock to repurchase certain preferred rights outstanding from current shareholders.

·

In 2007, the Company issued 365,295 shares of common stock for cash for a total of $1,145,314, mostly to current shareholders of the Company.

·

In 2007, the Company issued 36,529 shares of common stock for services valued at $109,587 to unrelated consultants.

The Company was the Seller/Issuer of the above securities, and no underwriters were used.  No underwriting discounts, commissions or selling commissions were paid in connection with any of the prior sales of the Company securities.  All Company securities issued were issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933 (the “Act”); in that the transactions did not involve a public offering, and in that all purchasers or recipients were sophisticated investors who represented their intention to acquire the Company's securities for investment purposes only and not with the intent to re-sell or distribute.

ITEM 11.     DESCRIPTION OF COMPANY'S SECURITIES TO BE REGISTERED.

COMMON STOCK:

The Company is authorized to issue 12,500,000 shares of common stock, par value of $0.01, of which 8,276,824 shares are issued and outstanding as of March 31, 2008.  Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds available therefore, subject to any priority as to dividends for Preferred Stock that may be outstanding.  Holders of Common Stock are entitled to cast one vote for each share held at all stockholder meetings for all purposes, including the election of directors.  The holders of more than 50% of the Common Stock issued and outstanding and entitled to vote, present in person or by proxy, constitute a quorum at all meetings of stockholders. The vote of the holders of a majority of Common Stock present at such a meeting will decide any question brought before such meeting, except for certain actions such as amendments to the Company's Certificate of Incorporation, mergers or dissolutions which require the vote of the holders of a majority of the outstanding Common Stock.  Upon liquidation or dissolution, the holder of each outstanding share of Common Stock will be entitled to share equally in the assets of the Company legally available for distribution to such stockholder after payment of all liabilities and after distributions to preferred stockholders legally entitled to such distributions.  Holders of Common Stock do not have any preemptive, subscription or redemption rights. They are entitled to cumulative voting rights under the Delaware Corporations Code.  Under cumulative voting, minority shareholders may have the right to vote one or more members onto the Company's Board of Directors. All outstanding shares of Common Stock are fully paid and non-assessable.  The holders of the Common Stock do not have any registration rights with respect to the stock.

TRANSFER AGENT AND REGISTRAR:

The Company's Transfer Agent is Signature Stock Transfer, Inc., 2632 Coachlight Court, Plano, Texas 75093, (972) 612-4120.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the laws of Delaware and the Company's Articles of Incorporation, the Company's directors will have no personal liability to the Company or its stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his duty of care.  This provision does not apply to the directors (i) breach of their duty of loyalty, (ii) acts or omissions not in good faith or involving intentional violations of law, (iii) illegal payment of dividends, stock repurchases, or stock redemption, and (iv) approval of any transaction from which a director derives an improper personal benefit.  Directors may be responsible to the Company's shareholders for damages suffered by the Company or its shareholders as a result of a breach of their fiduciary duty.

In so far as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted for directors, officers or person controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission each indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 13.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Not required.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.

The Company has had no disagreements with its accountants regarding accounting and financial disclosure.

ITEM 15.

FINANCIAL STATEMENTS AND EXHIBITS.

Incorporated into and forming an integral part of this Form 10 are the audited financial statements for the Company for the years ended December 31, 2007 and 2006. The financial statements as of December 31, 2007 and 2006, of the company included in this prospectus have been audited by The Hall Group, CPA’s, independent certified public accountants, as set forth in their report. The financial statements have been included in reliance upon the authority of them as experts in accounting and auditing.

Financial Statements:

Report of Independent Certified Public Accounting Firm

Consolidated Balance Sheet as of December 31, 2007 and 2006

Consolidated Statements of Income for the Years Ended December 31, 2007 and 2006

Consolidated Statement of Changes in Stockholders’ Equity for the Years Ended December 31, 2007 and 2006

Consolidated Statements of Cash Flows for the Years Ended December 31, 2007 and 2006

Notes to the Consolidated Financial Statements

Exhibits:

3.1

Articles of Incorporation – West Coast Mines, Inc.

3.2

Articles of Amendment 1940

3.3

Articles of Amendment 1943

3.4

Articles of Amendment 1996

3.5

Articles-Dynaresource-1997

3.6

Agreement  & Certificate of Merger 1998

3.7

Articles of Amendment 1998

3.8

Articles of Amendment 2007

3.9

Bylaws

23.1

Consent of CPAs

99.1.1

Earn In/Option Agreement dated September 1, 2006 by and between Dynaresource, Inc. and Goldgroup Resources, Inc.

No dealer, salesman or any other person has been authorized to give any quotation or to make any representations in connection with the offering described herein, other than those contained in this Prospectus.  If given or made, such other information or representation'; must not he relied upon as having been authorized by the Company or by any Underwriter.  This Prospectus does not constitute an offer to sell, or a solicitation of an otter to buy any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction.

           TABLE OF CONTENTS

Prospectus Summary

  2

Corporate Information

  2

Summary Financial Data

  2

Risk Factors

  3

Forward Looking Statements

  6

Dilution

  6

Plan of Distribution

  8

Use of Proceeds

  9

Description of Business

10

Management’s Discussion and Plan of Operations

16

Description of Property

17

Director’s, Executive Officers and Significant Employees

17

Remuneration of Officers and Directors

18

Interest of Management and Others in Certain Transactions

18

Principal Shareholders

19

Significant Parties

19

Securities Being Offered

20

Relationship with Issuer of Experts Named in Registration Statement

20

Legal Proceedings

20

Changes In and Disagreements with Accountants on Accounting

and Financial Disclosure

20

Disclosure of Commission Position of Indemnification for

Securities Act Liabilities

20

Legal Matters

21

Experts

21

Dividend Policy

21

Capitalization

22

Transfer Agent

22

Financial Statements

F-1

Until the 90th day after the later of (1) the effective date of the registration statement or (2) the first date on which the securities are offered publicly), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form 10 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Irving, State of Texas, on May 12, 2008.

Dynaresource, Inc.

By:  /s/  K.W. Diepholz

      K.W. Diepholz, President

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in the capacities and on the dates stated.

Signature	Title	Date

/s/ K.W. Diepholz	President and	May 12, 2008
K.W. Diepholz	Chairman of the Board

/s/ K.W. Diepholz	Chief Executive Officer	May 12, 2008
K.W. Diepholz

/s/ K.W. Diepholz	Chief Financial Officer	May 12, 2008
K.W. Diepholz

/s/ K.W. Diepholz	Chief Accounting Office	May 12, 2008
K.W. Diepholz

DYNARESOURCE, INC.
Consolidated Balance Sheets
December 31, 2007 and 2006

	2007	2006
ASSETS
Current Assets
Cash and Cash Equivalents	$2,060,665	$820,840
Accounts Receivable (Net of Allowance of $0 and $0)	13,079	199,143
Foreign Tax Receivable	151,852	49,204
Other Current Assets	72,063	77,091
Total Current Assets	2,297,659	1,146,278

Fixed Assets
Mining Camp Equipment and Fixtures (Net of Accumulated
Depreciation)	389,731	391,666
Mining Properties (Net of Accumulated Amortization)	4,414,857	4,607,003
Total Fixed Assets	4,804,588	4,998,669

TOTAL ASSETS	$7,102,247	$6,144,947

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$0	$41,404
Accrued Expenses	40,165	104,136
Total Current Liabilities	40,165	145,540

Long-Term Liabilities
Deferred Income Tax Liability	0	38,259
Total Long-Term Liabilities	0	38,259

Total Liabilities	40,165	183,799

Minority Interest	3,000,000	0

Stockholders' Equity
Preferred Stock ($1.00 par value, 10,000 shares authorized, 1,000
and 0 shares issued and outstanding)	1,000	0
Common Stock ($.01 par value, 12,500,000 shares authorized,
8,276,824 and 7,875,000 shares issued and outstanding)	82,768	78,750
Preferred Rights	40,000	40,000
Additional Paid-In Capital	13,219,661	11,925,774
Treasury Stock	(7,500)	0
Other Comprehensive Income (Loss)	41,711	(80,860)
Accumulated Deficit	(9,315,558)	(6,002,516)
Total Stockholders' Equity	4,062,082	5,961,148

TOTAL LIABILITIES, MINORITY INTEREST AND
STOCKHOLDERS' EQUITY	$7,102,247	$6,144,947
The accompanying notes are an integral part of these financial statements.

DYNARESOURCE, INC.
Consolidated Statements of Income
For the Years Ended December 31, 2007 and 2006

	2007	2006

REVENUES	$0	$1,647,665

COST OF SALES
Production Costs	0	467,993
Exploration Costs	2,097,378	695,967
Product Delivery Costs	0	26,429
Total Cost of Sales	2,097,378	1,190,389
GROSS PROFIT (DEFICIT)	(2,097,378)	457,276

OPERATING EXPENSES
Depreciation and Amortization	146,391	147,414
General and Administrative	976,512	1,591,168
TOTAL OPERATING EXPENSES	1,122,903	1,738,582

NET OPERATING INCOME (LOSS)	(3,220,281)	(1,281,306)

OTHER INCOME (EXPENSE)
Portfolio Income	6,627	7,159
Currency Translation Gain (Loss)	(7,825)	(452,543)
TOTAL OTHER INCOME (EXPENSE)	(1,198)	(445,384)

NET INCOME (LOSS) BEFORE INCOME TAXES
AND EXTRAORDINARY ITEMS	(3,221,479)	(1,726,690)

Provision for Income Taxes (Expense) Benefit	38,259	0
Extraordinary Items (Note 10)	0	(923,641)

NET INCOME (LOSS)	$(3,183,220)	$(2,650,331)

Beginning Retained Earnings (Deficit)	(6,002,516)	(3,352,185)
Dividends	(129,822)	0

ENDING RETAINED EARNINGS (DEFICIT)	$(9,315,558)	$(6,002,516)

EARNINGS PER SHARE
Weighted Average of Outstanding Shares	7,945,319	7,304,139
Income (Loss) for Common Shares	$(0.40)	$(0.36)

The accompanying notes are an integral part of these financial statements.

DYNARESOURCE, INC.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2007 and 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(3,183,220)	$(2,650,331)
Adjustments to reconcile net income to net cash
provided by operating activities:
Issuance of Common Shares for Services	109,587	700,132
Issuance of Common Shares for Accounts Payable	0	38,825
Issuance of Preferred Shares for Services	1,000	0
Depreciation and Amortization	146,391	147,414
(Increase) Decrease in Accounts Receivable	186,064	(96,527)
Decrease in Inventory	0	354,240
(Increase) in Foreign Tax Receivable	(102,648)	(25,336)
Decrease in Other Current Assets	5,028	73,489
(Decrease) in Accounts Payable and Accrued Expenses	(105,375)	(15,870)
(Decrease) in Deferred Tax Liability	(38,259)	0
Net Cash (Used) by Operating Activities	(2,981,432)	(1,473,964)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Fixed Assets	(82,132)	(104,521)
Dissolution of Mining Property (Pansy Lee)	129,822	0
Net Cash Provided (Used) by Investing Activities	47,690	(104,521)

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchase of Preferred Rights	0	784,750
Sale of Common Shares	1,145,314	722,882
Issuance of Common Shares for Debt	0	80,000
Dyna Mexico Earn-In	3,043,004	320,631
Other Comprehensive Income	122,571	(80,860)
Dividends - Property	(129,822)	0
Purchase of Treasury Shares	(7,500)	0
Net Cash Provided by Financing Activities	4,173,567	1,827,403

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,239,825	248,918

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	820,840	571,922

CASH AND CASH EQUIVALENTS AT END OF YEAR	$2,060,665	$820,840

SUPPLEMENTAL DISCLOSURES
Cash Paid During the Year for Interest Expense	$0	$0
The accompanying notes are an integral part of these financial statements.

DYNARESOURCE, INC.
Consolidated Statement of Changes in Stockholders' Equity
For the Years Ended December 31, 2007 and 2006

	Common		Preferred		Preferred	Preferred	Paid In		Other Comp	Accumulated	Treasury
	Shares	Amount	Shares	Amount	Rights	Amount	Capital		Income	Deficit	Amount	Totals

Balance, December 31, 2005	6,972,163	$69,722	0	$0	40,000	$40,000	$9,287,582	$		$(3,352,185)	$0	$6,045,119

Sale of Common Shares	240,915	2,410					720,472					722,882
Issuance of Common Shares for Services	350,066	3,500					696,632					700,132
Issuance of Common Shares for Debt	40,000	400					79,600					80,000
Issuance of Common Shares for AP	10,275	103					38,722					38,825
Preferred Rights Repurchased	261,581	2,615					782,135					784,750
Other Comprehensive Income									(80,860)			(80,860)
Dyna Mexico Earn In							320,631					320,631
Net (Loss)										(2,650,331)		(2,650,331)

Balance, December 31, 2006	7,875,000	$78,750	0	$0	40,000	$40,000	$11,925,774		$(80,860)	$(6,002,516)	$0	$5,961,148

Sale of Common Shares	365,295	3,653					1,141,661					1,145,314
Issuance of Common Shares for Services	36,529	365					109,222					109,587
Issuance of Preferred Shares			1,000	1,000								1,000
Treasury Stock Purchased											(7,500)	(7,500)
Other Comprehensive Income									122,571			122,571
Dyna Mexico Earn In							3,043,004					3,043,004
Transfer Earn In to Minority Interest							(3,000,000)					(3,000,000)
Dividends - Property										(129,822)		(129,822)
Net (Loss)										(3,183,220)		(3,183,220)

Balance, December 31, 2007	8,276,824	$82,768	1,000	$1,000	40,000	$40,000	$13,219,661		$41,711	$(9,315,558)	$(7,500)	$4,062,082

The accompanying notes are an integral part of these financial statements.

DYNARESOURCE, INC.

Notes to the Financial Statements

December 31, 2007 and 2006

NOTE 1 – NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Activities, History and Organization:

DynaResource, Inc. (The “Company”) was organized September 28, 1937, as a California corporation under the name of West Coast Mines, Inc.  In 1998, the Company re-domiciled to Delaware and changed its name to DynaResource, Inc.  The Company is in the business of acquiring, investing in, and developing precious metal properties, and the production of precious metals.

In 2000, the Company formed a wholly owned subsidiary, DynaResource de Mexico S.A. de C.V. chartered in Mexico (“DynaMexico”).  This Company was formed to acquire, invest in and develop resource properties in Mexico.  In 2005, the Company formed DynaResource Operaciones de San Jose De Gracia S.A. de C.V. (“DynaOperaciones”) and acquired effective control of Mineras de DynaResource S.A. de C.V. (formerly Minera Finesterre, S.A. de C.V.) (“MinerasDyna”).

In January 2008, the Company transferred 15% of the ownership of DynaMexico to Goldgroup Resources Inc., in exchange for $3,000,000 (see Note 6 and 11 below).

Basis of Presentation:

The Company prepares its financials statements on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States.

Principles of Consolidation:

The financial statements include the accounts of DynaResource, Inc. as well as DynaResource de Mexico, S.A. de C.V., DynaResource Operaciones de San Jose De Garcia, S.A. de C.V. and Mineras de DynaResource S.A. de C.V.  All significant inter-company transactions have been eliminated.

Cash and Cash Equivalents:

For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.  At times, cash balances may be in excess of the FDIC insurance limits.  The carrying amount approximates fair market value.

Accounts Receivable and Allowance for Doubtful Accounts:

The allowance reserve for accounts receivable is recorded when receivables are considered to be doubtful of collection.  No allowance has been established as all receivables were deemed to be fully collectible.

DYNARESOURCE, INC.

Notes to the Financial Statements

December 31, 2007 and 2006

NOTE 1 – (CONTINUED)

As the Company ceased mining production in 2006, there is no inventory for the year ending December 31, 2007.

Property and Equipment:

Property and equipment is valued at cost.  Depreciation is recorded over each asset’s estimated useful life.  Upon retirement and disposal, the asset’s book value is removed from the related accounts and any resulting gain or loss is included in the determination of the net income.  Expenditures for geological and engineering studies, maintenance and claim renewals are charged to expense when incurred.  Additions and significant improvements are capitalized and depreciated.

Mining Properties:

Mining properties consist of mineral rights (concessions from governments) and are carried at cost.  Amortization is provided based on annual gold production compared to its estimated gold reserves.

Use of Estimates:

In order to prepare financial statements in conformity with accounting principles generally accepted in the United States, management must make estimates, judgments and assumptions that affect the amounts reported in the financials statements and determines whether contingent assets and liabilities, if any, are disclosed in the financial statements.  The ultimate resolution of issues requiring these estimates and assumptions could differ significantly from resolution currently anticipated by management and on which the financial statements are based.

Revenue Recognition:

DynaResource, Inc. recognizes revenue when persuasive evidence of an arrangement exists, delivery or service has occurred, the sale price is fixed or determinable and receipt is probable.

Earnings (Loss) per Common Share:

Earnings (loss) attributable to common stock is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the year. The inclusion of common stock equivalents in the earnings (loss) per share computation has not been included because the results would be anti-dilutive under the treasury stock method.

DYNARESOURCE, INC.

Notes to the Financial Statements

December 31, 2007 and 2006

NOTE 2 – PROPERTY AND EQUIPMENT

Furniture and equipment is stated at cost and consists of the following:

Mining and Fixtures	$454,473
Transportation Equipment	155,084
Lab Equipment	14,306
Machinery and Equipment	33,211
Office Furniture and Fixtures	22,376
Office Equipment	3,448
Computer Equipment	32,250

$715,238
Less: Accumulated Depreciation	(325,507)

Total	$389,731

Depreciation has been provided over each asset’s estimated useful life.  Depreciation expense was $87,794 and $80,693 for the years ended December 31, 2007 and 2006, respectively.

NOTE 3 – MINING PROPERTIES

Mining properties are carried at the lower of cost or market value.

San Jose de Gracia:

Mining Concessions	$4,703,367
Less: Accumulated Amortization	(288,510)

Total Mining Properties	$4,414,857

Amortization expense was $58,597 and $66,721 for the years ended December 31, 2007 and 2006.

DYNARESOURCE, INC.

Notes to the Financial Statements

December 31, 2007 and 2006

NOTE 4 – INCOME TAXES

The Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109), which requires the use of the liability method in the computation of income tax expense and the current and deferred income taxes payable.  Under SFAS No. 109, income tax expense consists of taxes payable for the year and the changes during the year in deferred assets and liabilities.  Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases and financial reporting bases of assets and  liabilities.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company has a net operating loss of approximately $6,200,000 in its United States corporation that is available to offset its future income tax liability.   No deferred tax asset has been recognized for the operating loss as it is more likely than not that all or a portion of the net operating loss will not be realized and any valuation allowance would reduce the benefit to zero.

The Company has nominal net operating profits in Mineras de DynaResource S.A. de C.V., and net operating losses in DynaResource de Mexico SA. de C.V., and DynaResource Operaciones de San Jose De Gracia S.A. de C.V.  The Company and its subsidiaries will be subject to Mexican corporate tax for any future net revenues.

NOTE 5 – INVENTORY

At December 31, 2007 there was no inventory.  The Company reported $0 in concentrate inventory at December 31, 2006, as all inventories were liquidated during the 2006 fiscal year.

DYNARESOURCE, INC.

Notes to the Financial Statements

December 31, 2007 and 2006

NOTE 6 – MATERIAL AGREEMENTS

Concessions and Interest related to the San Jose de Gracia Property:

•

In March 2000, The Company entered into agreements to complete the acquisition and consolidation of 100% of the San Jose de Gracia Property and related mining interests.  Pursuant to these agreements, the Mining Concessions and related interests comprising the San Jose de Gracia property were transferred to the Company.

•

In March 2005, the Company issued 115,000 common shares; received a cash payment of $15,000; and accepted a mutual release from the vending parties; to complete the acquisition agreements.

Financing/Sale of Stock:

On September 1, 2006 the Company signed a “Stock Purchase and Earn In Agreement” (“Earn In”) between:  DynaResource, Inc. (“DynaResource”) and DynaResource de Mexico S.A. de C.V. (“DynaMexico”), (“Seller”); and Goldgroup Resources, Inc., of Vancouver, British Columbia (“Goldgroup”), (“Buyer”), and Together, (“the Parties”).

The Earn In provides for the sale of up to fifty per cent (50%) of the total outstanding shares of DynaMexico, the wholly owned subsidiary of DynaResource, and the owner of the San Jose de Gracia District in northern Sinaloa Mexico (“SJG”);  in exchange for the total cash contributions to DynaMexico, and expenditures related to the development of the SJG, in the amount of $18,000,000 by Goldgroup; contributed in four (4) phases, as set forth below:

Phase	On or before	Amount of Funds to be deposited to DynaMexico (For SJG Expenditures)	Interest Earned (by Goldgroup in DynaMexico)	Cumulative Interest Earned (by Goldgroup in DynaMexico)
1.	June 15, 2007	$1,000,000	0%	0%
2.	March 15, 2008	$2,000,000	15%	15%
3.	September 15, 2009	$3,000,000	10%	25%
4.	March 15, 2011	$12,000,000	25%	50%

DYNARESOURCE, INC.

Notes to the Financial Statements

December 31, 2007 and 2006

NOTE 6 – (CONTINUED)

Pursuant to the Earn In Agreement:

•

DynaResource attached the “SJG Title Opinion”, compiled by Urias Romero Y Asociados, Abraham Urias, Mazatlan, Sinaloa, with attachments and schedules; describing the status and position of DynaMexico and affiliates in Mexico, and confirming the ownership and status of the Mining Concessions comprising the SJG District in Sinaloa, Mexico;

•

DynaResource attached its audited, consolidated financial statements at December 31, 2005;

•

The Parties agree to a revised setting of the Board of Directors of DynaMexico, to:

a. Two (2) members of DynaResource; K.D. Diepholz, Chairman/CEO of DynaResource as President; and, Charles E. Smith; CFO of DynaResource;

b.

One (1) member of Goldgroup; Keith Piggott, CEO of Goldgroup.

•

A Management Committee was formed to approve budgets and expenditures pursuant to the Earn In.  The setting of the Management Committee is:

a.

Two (2) members of Goldgroup; Keith Piggott, CEO of Goldgroup as Chairman;  and, John Sutherland, CFO of Goldgroup;

b.

One (1) member of DynaResource; K.D. Diepholz, Chairman/CEO of DynaResource;

c.

Members of the Management Committee may be changed as subsequently agreed.

•

The Parties agree to cooperate to develop the SJG Property, in the best interests of the Project.

DYNARESOURCE, INC.

Notes to the Financial Statements

December 31, 2007 and 2006

NOTE 6 – (CONTINUED)

Phase 2 of Earn In Completed:

At December 31, 2007, the Company reports total deposits to DynaMexico by Goldgroup of $3,368,088; with total expenditures through DynaMexico, reported of $27,063,453 Mexican Pesos. In accordance with the Earn In Agreement described above, 15% of the outstanding shares of DynaMexico were transferred to Goldgroup in January, 2008.  Since the required funds under Phase 1 and 2 were contributed prior to year end 2007, the Goldgroup percentage of ownership of the subsidiary (DynaMexico) is shown as Minority Interest in the financial statements.  Activities related to the exploration and development of SJG are being conducted by DynaMexico, through contract to the operating subsidiary of DynaResource, Inc. in Mexico, Mineras de DynaResource SA de CV. (“MinerasDyna”); with the management of personnel being contracted by MinerasDyna through to the personnel management subsidiary, DynaResource Operaciones, SA de CV (“DynaOperaciones”).

NOTE 7 – RELATED PARTY TRANSACTIONS

In 2007, the Company paid $185,305 to Dynacap Group, Ltd. (an entity controlled by officers of the Company) for consulting and other fees.  In 2006, the Company paid $140,360 to Dynacap Group, Ltd. for consulting and other fees.

The Company issued 1,000 shares of Preferred Stock - Series A to its CEO.  The shares carry the right to elect a majority of the Board of Directors of the Corporation.

In addition, the Company has issued its stock to the following:

	2007	2006

Consultants	$109,587	$700,132

Totals	$109,587	$700,132

The above stock transactions were expensed as compensation in the financial statements.

DYNARESOURCE, INC.

Notes to the Financial Statements

December 31, 2007 and 2006

NOTE 8 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 10,000 preferred shares at a par value of $1.00 per share.  These shares have full voting rights.  In October 2007, the Company issued 1,000 shares of Preferred A shares to its CEO.  These shares have the right to elect a majority of the Board of Directors.  There were 1,000 and 0 shares outstanding at December 31, 2007 and 2006, respectively.

Common Stock

The Company is authorized to issue 12,500,000 common share stocks at a par value of $0.01 per share.  These shares have full voting rights.  At December 31, 2007, there were 8,276,824 shares outstanding.  At December 31, 2006, there were 7,875,000 shares outstanding.  As of December 31, 2007, the Company paid $129,822 dividends to its shareholders in the form of property.

Preferred Rights

The Company issued “Preferred Rights” and received $158,500 in 2003 and $626,250 in 2002, for the rights to percentages of revenues generated from the San Jose de Gracia Pilot Production Plant.  This has been reflected as “Preferred Rights” in stockholders’ equity.  As of December 31, 2004, $558,312 was repaid, leaving a balance of $226,188.  As of December 31, 2005, $186,188 has been repaid, leaving a balance of $40,000. At December 31, 2007 the balance remains at $40,000.

Stock Issuances

In 2007, the Company issued 299,386 common shares for cash to purchasers for $3.00 per share and issued 65,909 common shares for cash to purchasers for $3.75 per share.

Also in 2007, 36,529 common shares were issued for consulting services.

Treasury Stock

Treasury stock is accounted for by the cost method.  The Company may from time to time purchase and resell its own common stock.  Treasury stock activity is presented in the consolidated statement of stockholders’ equity.

DYNARESOURCE, INC.

Notes to the Financial Statements

December 31, 2007 and 2006

NOTE 8 – (CONTINUED)

Options and Warrants

There are 2,799,448 options outstanding at December 31, 2007.

1,074,583 options entitle the holder to purchase one share of the Company’s common stock at a price of $2.50 per share. On August 31, 2007 the expiration date was extended from November 15, 2007 to November 15, 2008.  No options were exercised or cancelled since issuance.

468,653 options entitle the holder to purchase one share of the Company’s common stock at a price of $3.75 per share. On August 31, 2007 the expiration date was extended from November 15, 2007 to November 15, 2009.  No options were exercised or cancelled since issuance.

240,917 Options entitle the holder to purchase one share of the Company’s common stock at a price of $5.00 per share. On August 31, 2007 the expiration date was extended from July 1, 2008 to November 15, 2009  No options were exercised or cancelled since issuance.

150,000 options entitle the holder to purchase one share of the Company’s common stock at a price of $2.50 per share. On August 31, 2007 the expiration date was extended from February 1, 2009 to November 15, 2009.  No options were exercised or cancelled since issuance.

500,000 options entitle the holder to purchase one share of the Company’s common stock at a price of $2.50 per share.  On August 31, 2007 the expiration date was extended from  February 1, 2009 to November 15, 2009.  No options were exercised or cancelled since issuance.

365,295 options entitle the holder to purchase one share of the Company’s common stock at a price of $5.00 per share.  The options expire  November 15, 2009. No options were exercised or cancelled since issuance.

NOTE 9 – EMPLOYEE BENEFIT PLANS

There is currently no qualified or non-qualified employee pension, profit sharing, stock option, or other plans authorized for any class of employees.

DYNARESOURCE, INC.

Notes to the Financial Statements

December 31, 2007 and 2006

NOTE 10 – EXTRAORDINARY ITEMS

In June 2006, the Company suspended mining and production activities at SJG.  As a result, the Company incurred severance expenses that were unusual and non-recurring. Severance expenses of $138,891 are carried in Extraordinary Items on the Consolidated Statement of Income.

In July 2006, the Company issued 261,583 common shares to “preferred rights holders”, and thereby canceling the preferred rights to production revenues.  The cancellation of the preferred rights resulted in an expense of $784,750 which is carried in Extraordinary Items on the Consolidated Statement of Income.

At December 31, 2007, there were no extraordinary items.

NOTE 11 – SUBSEQUENT EVENTS

In January 2008, the Company transferred 15% of the ownership of DynaMexico to Goldgroup Resources Inc., in exchange for $3,000,000 capital per the Earn In Agreement detailed in Note 6 above.  The $3,000,000 is reflected in the financial statements as “Minority Interest in Subsidiary” as if the 15% was transferred prior to December 31, 2007 since the funds were received by the Company in accordance with the Earn In Agreement prior to December 31, 2007.